UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CopyTele, Inc.

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Dear CTI Shareholders:

It is with great pleasure that I write my second letter to the shareholders of CTI. We have made great strides over the past year in stabilizing the company and in implementing our new business strategy. In this letter, I will briefly review the progress that we have made over the past year, discuss the items outlined in our Proxy Statement, and invite you all to attend our upcoming annual meeting on Friday, October 11, 2013 in New York.

As you are all aware, we brought in a new senior management team in September of 2012, to implement a new business model that includes the monetization of the patented technologies that we developed internally over the past several years. Robert Berman, our new President and CEO, and his team of former employees from Acacia Research Corporation, are experienced in, and have had a lot of success with, patent monetization and patent assertion.

Our new management team wasted no time in taking steps to unlock the hidden value in CTI’s patented technologies. In January of 2013, CTI sent AU Optronics Corp. a notice of termination of our License Agreement, and filed a lawsuit in the Federal District Court for the Northern District of California against AUO and E Ink Holdings, alleging breach of contract, fraud, conspiracy to monopolize, unfair business practices, antitrust, and other anti-competitive acts, and seeking punitive and treble damages, all in connection with the attempted misappropriation of CTI’s ePaper® Electrophoretic Display and Nano Field Emission Display technologies. CTI also brought a separate patent infringement lawsuit against E Ink. In June of 2013, CTI and AUO agreed to arbitrate CTI’s charges, which should result in a faster and more efficient adjudication. The Court also ordered E Ink to participate in the arbitration, for purposes of discovery. Because issues in the AUO/E Ink arbitration need to be resolved before the patent infringement case can proceed against E Ink, the Court dismissed the patent infringement case, without prejudice, meaning that CTI can re-file the patent infringement lawsuit, if necessary, following the arbitration.

In May of 2013, we launched our second patent assertion campaign by filing a patent infringement lawsuit in the Federal District Court for the Eastern District of New York against Microsoft Corporation in connection with the SKYPE video conferencing service and our patented Key Based Encryption web conferencing technology. In July of 2013, we followed up with similar lawsuits against Citrix Systems and Logitech International.

In addition to continuing to mine our own patents, we acquired the rights to two additional patent portfolios during the past year, including patent portfolios covering Loyalty Conversion Systems, and J-Channel Window Frame Construction. On August 7, 2013, we filed 8 separate patent infringement lawsuits in the Federal District Court for the Eastern District of Tennessee, against Lowe’s Companies, Clayton Homes, Pella Corporation, Jeld-Wen, Atrium Windows and Doors, Ply Gem Industries, RGF Industries, Tafco Corporation, Kinro Manufacturing, and Elixir Industries, all in connection with our patented J-Channel Window Frame technology. On August 20, 2013, we filed 10 separate patent infringement lawsuits in the Federal District Court for the Eastern District of Texas, against Alaska Airlines, American Airlines, Delta Airlines, Frontier Airlines, Hawaiian Airlines, JetBlue Airways, Southwest Airlines, Spirit Airlines, United Airlines, and U.S. Airways, all in connection with our Loyalty Conversion Systems patent portfolio.

In summary, we currently have 20 active lawsuits across 5 patented technologies. When considering our continuing efforts to mine our existing patents, the additional patent rights that we have already acquired, and several patent portfolios for which we are engaged in due diligence, we expect to be even more active in our patent monetization and patent assertion efforts in the coming year.

In order to help finance our ongoing operations and strengthen our financial condition, we closed two financings over the past 12 months. In January of 2013 we raised approximately $1.7 million in a private placement of convertible debentures that are convertible into shares of our common stock at a conversion price of $0.15 per share on or before January 25, 2015, and CTI may prepay the debentures at any time without penalty if certain conditions are met.  In addition, on April 24, 2013, we entered into a common stock purchase agreement with the Aspire Capital Fund, LLC, whereby we have the right to require that Aspire Capital purchase up to $10 million of CopyTele’s common stock over a two year period, based upon prevailing market prices over a period preceding each sale. As part of this transaction, Aspire Capital made an initial purchase of $500,000 of CopyTele’s common stock at a price of $0.20 per share.

As pleased as I am with the progress that we have made with our patent assertion and patent monetization efforts, and with the financing transactions mentioned above, I am equally as pleased with the progress that we have made in the areas of investor relations and public relations. We have completely rebranded our company, and launched a modern, fully functional website that includes interesting and relevant videos, interviews, articles, and other information to better meet the needs of inventors, potential investors, and our existing shareholders. In addition to these cosmetic changes, we have embraced our commitment to making our existing shareholders a priority. All shareholder inquiries now receive a prompt response, and we have spent countless hours answering questions and explaining the intricacies of our new business strategy.

In addition to taking care of our existing shareholders, we have been a very active participant on the national stage in publishing content, making television appearances, and granting interviews in connection with our business activities and current issues that are relevant to us. Fox Business, CNN Money, The San Francisco Chronicle, Ad Week, Forbes, Seeking Alpha, TechCrunch, and Bloomberg are just a sample of the national media that have reported on our activities and sought our expertise. In addition to confirming our capabilities in the areas of patent assertion and patent monetization, these platforms have been very helpful in attracting inventors and new shareholders to our company.

Although we have accomplished much over the last 12 months, our transformation is still in its infancy. Last year, in our Proxy Statement, we requested a modest increase in the amount of our authorized shares, as a temporary measure to meet our immediate business needs. This year, with our transformation in full progress, we have asked for a more significant increase in the amount of our authorized shares, so that we have the capability to meet our future needs. As a public company in the patent monetization and patent assertion space, we need to have capacity to quickly and opportunistically grow our company, whether via acquisitions of individual patent portfolios, multiple portfolios, or entire companies. For these reasons, I ask that you approve the items set forth in the Proxy Statement in connection with our upcoming annual meeting, including the amendment to our charter to increase the amount of our authorized shares. Your positive response is needed in order for us to continue with our transformation. We need more than 50% of all stockholders to vote in the affirmative on this proposal, which we view as critical to being able to grow the company at an even faster pace. Failure to receive 50% of the vote will severely curtail our ability to execute our strategy and maximize stockholder value.  For the future of the company, please vote yes.

This year, we will again be providing Internet access to our Proxy materials. In a separate mailing, you will receive a notice with instructions on how to obtain Proxy materials online or request a printed set.

Finally, I would like to invite each of you to attend our upcoming annual meeting scheduled for Friday, October 11, 2013, at the Fox Hollow in Woodbury, NY, at which time you will have the opportunity to meet with our Board members and management team.

Thank you and I look forward to seeing you there.

Sincerely,

Lewis H. Titterton, Jr.

Chairman

August 27, 2013

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Forward-Looking Statements: Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect CopyTele’s current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A – Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this document.